                                  EXHIBIT 12.1



               COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES


The following table reflects Silgan Holdings Inc.'s computations of ratio of earnings to fixed charges for the periods indicated.


                                                           Three Months ended March 31,
                                                           -----------------------------
                                                              (Dollars in thousands)
                                                                    (unaudited)
                                                                1997            1996
                                                           ---------------  ------------

Income (loss) before income taxes........................        $(13,803)       $ 1,143

Add:
 Interest expense and amortization
   of debt expense.......................................          19,965         22,573
 Rental expense representative of
   the interest factor...................................           1,148          1,120
                                                                 --------        -------

 Income as adjusted......................................        $  7,310        $24,836
                                                                 ========        =======

Fixed charges:
 Interest expense and amortization
   of debt expense.......................................        $ 19,965        $22,573
 Rental expense representative of
   the interest factor...................................           1,148          1,120
                                                                 --------        -------

 Total fixed charges.....................................        $ 21,113        $23,693
                                                                 ========        =======

Deficiency of earnings available to cover fixed charges..        $ 13,803             --
                                                                 ========

Ratio of earnings to fixed charges.......................              --           1.05
                                                                                 =======

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